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                       March 28, 2024

       David Segelov
       Principal Executive Officer
       Star Gold Corp.
       1875 N. Lakeview Drive, Suite 303
       Coeur d'Alene, Idaho 83814

                                                        Re: Star Gold Corp.
                                                            Form 10-K for the
Fiscal Year ended April 30, 2023
                                                            Filed September 14,
2023
                                                            File No. 000-52711

       Dear David Segelov:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Energy & Transportation